Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3 No. 333-213604) and related Prospectus of Tanzanian Royalty Exploration Corporation that is incorporated by reference in the Registration Statement (Form F-3 No. 333-000000) for the issue of up to 1,223,768 shares of its common stock and to the incorporation by reference therein of our report dated November 30, 2015, with respect to the consolidated financial statements and schedules of Tanzanian Royalty Exploration Corporation included in its Annual Report (Form 20-F) for the year ended August 31, 2015, filed with the Securities and Exchange Commission.

Vancouver, Canada
September 27, 2016

/s/ Ernst & Young LLP
Chartered Professional Accountants